UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 27, 2008
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CELSIA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-64840 (Commission File Number)	91-2015441 (I.R.S. Employer Identification No.)

1395 Brickell Avenue, Suite 800 Miami, FL 33131 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (305) 529-6290

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2008, at the Annual Meeting of Shareholders of Celsia Technologies, Inc. (“Celsia” or the “Company”), the shareholders of the Company approved the election of Mr. Ronald Willis to the Company’s Board of Directors (the “Board”). It is expected that Mr. Willis will serve on the compensation committee of the Board. Mr. Willis is currently president, CEO, and director of CipherOptics, Inc. Mr. Willis has over 20 years of experience in sales, marketing, engineering, business and management leadership in information technology and networking markets. Most recently, Mr. Willis was Vice President of Worldwide Commercial Marketing for Cisco Systems, Inc. (“Cisco”) where he directed key programs, including the development of secure, high speed Internet and intranet access from public access facilities. Mr. Willis joined Cisco through the acquisition of Aironet Wireless Communications (valued at $1.3 billion at closing), where he was Senior Vice President of Sales and Marketing. Previously, Mr. Willis was employed with Digital Equipment Corporation for over 14 years, where he held significant management positions in marketing and sales. Mr. Willis has 13 patents pending or applied for in the IT and network security space.

There are no arrangements or understandings pursuant to which Mr. Willis was nominated and elected as a director. There are no relationships or related transactions between the Company and Mr. Willis that would be required to be reported under Item 404(a) of Regulation S-K.

Effective June 25, 2008, Mr. Gregory Osborn resigned as Chairman of the Board of the Company. The Board has appointed Mr. Charles Resnick as Mr. Osborn’s replacement. Mr. Osborn will continue to serve as a director of the Company and is a member of the audit committee.

On June 24, 2008, George Meyer, the Company’s Chief Operating Officer, received a grant of options to purchase 2,200,000 shares of the Company’s common Stock at an exercise price of $0.0625, as previously approved by the compensation committee of the Board. Mr. Meyer’s options shall vest quarterly over the next twelve quarters beginning on June 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 27, 2008
CELSIA TECHNOLOGIES, INC.

	By:	/s/ Jorge A. Fernandez
Name: Jorge A. Fernandez
Its: Chief Financial Officer

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